Exhibit 10.1

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) by and between Standard Parking Corporation, a Delaware corporation previously known as APCOA/Standard Parking, Inc. (the “Company”) and James A. Wilhelm (the “Executive”) is dated as of the 28th day of January, 2009 (the “Effective Date”).

RECITALS

A.            Prior to the Effective Date, Executive was employed by the Company pursuant to an Executive Employment Agreement made and entered into effective as of August 1, 1999 (the “1999 Employment Agreement”), which was successively amended pursuant to a First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment, Sixth Amendment and Seventh Amendment dated April 25, 2001, October 19, 2001, January 31, 2002, April 1, 2003, April 30, 2004, April 1, 2005 and December 29, 2008, respectively (the 1999 Employment Agreement as amended by said seven Amendments being hereafter referred to collectively, unless the context otherwise requires or provides, as the “Original Employment Agreement”).  The Company’s primary business is operating private and public parking facilities for its clients, itself, its subsidiaries, affiliates and others throughout the United States and Canada (the Company and its subsidiaries and affiliates and other Company-controlled businesses engaged in parking garage management (in each case including their predecessors and/or successors) are referred to hereinafter as the “Parking Companies”).

B.            In the course of Executive’s employment previously and hereunder, Executive has had and will have access to highly confidential and proprietary information of the Parking Companies and their clients, including without limitation the information referred to in paragraph 6 below.

C.            The Company and Executive desire to continue Executive’s employment relationship with the Company, and to amend and restate the terms of Executive’s Original Employment Agreement, on and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of: (i) the foregoing premises, (ii) the mutual covenants and agreements herein contained and (iii) the salary continuation payment payable on termination, the Company and Executive hereby covenant and agree as follows:

1.             Employment Period.  The Company shall employ Executive, and Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for a period beginning on the Effective Date and ending May 1, 2011 (the “Initial Employment Period”); provided, however, that commencing May 1, 2011 and thereafter on each annual anniversary of such date (each such May 1 being referred to as a “Renewal Date”), the Initial Employment Period, unless previously terminated, shall be automatically extended so as to terminate three (3) years from the Renewal Date (individually referred to as a “Renewal Period” and in the plural as the “Renewal Periods”) unless at least one hundred eighty (180) days prior to the Renewal Date the Company or Executive shall terminate this Agreement by giving notice to the other party that the Employment Period shall not be so extended.  The Initial Employment Period, as extended by one or more Renewal Periods, shall hereafter be referred to as the “Employment Period”.  Notwithstanding any such termination, paragraph 6 of this Agreement shall remain in full force and effect.

2.             Position and Duties.

(a)           During the Employment Period, Executive shall serve as the Company’s President and Chief Executive Officer, with the duties, authority and responsibilities as are commensurate with such position and as are customarily associated with such position.  Executive shall hold such other positions in the Company or any of the other Parking Companies as may be assigned to him from time to time by the Company’s Board of Directors (the “Board”) or its Chairman.  Executive shall report directly to the Chairman of the Board or as otherwise directed by the Board.

(b)           During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive shall devote full attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive under this Agreement, use Executive’s reasonable best efforts to carry out such responsibilities faithfully and efficiently.  Executive acknowledges that the relative time and effort that he will need to devote to any of the Parking Companies will vary from time to time as required by the respective business needs of the Company and such other Parking Companies as may be in existence from time to time.  Executive may also be called upon by the Company to perform consulting or other advisory services for various clients of the Company and/or the other Parking Companies from time to time.

(c)           Executive shall not, during the term of this Agreement, engage in any other business activities that will interfere or conflict in any material way with Executive’s employment pursuant to this Agreement.  Executive shall discharge his duties and responsibilities under this Agreement in accordance with all applicable Company codes of conduct presently in effect or as amended and modified from time to time hereafter.  Notwithstanding the foregoing provisions of this paragraph 2, Executive may engage in activities other than those required under this Agreement, such as management of personal investments, activities involving professional, charitable, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and similar type activities to the extent that such other activities do not interfere with the performance of Executive’s duties under this Agreement, or conflict in any material way with the Company’s business.

3.             Compensation.

(a)           Base Salary.  As of the Effective Date, Executive is receiving base salary at the annual rate of $624,576 (the “Annual Base Salary”), which includes an amount intended to compensate Executive for a car allowance that previously had been in effect but which was terminated prior to the Effective Date.  As of April 1, 2009 and each April 1 thereafter during the Employment Period, the Annual Base Salary shall be increased by the percentage increase, if any, occurring in the Consumer Price Index – All Urban Consumers (Current Series), for the twelve month period ending on the immediately preceding February 28 (or 29th, in the case of a leap year).  The Annual Base Salary shall be payable in accordance with the Company’s normal payroll practice for executives as in effect from time to time, and shall be subject to review annually in accordance with the Company’s review policies and practices for executives as in effect at the time of any such review.

(b)           Bonus.  For each calendar year ending during the Employment Period, Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) based upon terms and conditions of an annual bonus program established for Executive by the Company (the “Annual Bonus Program”).  The Annual Bonus will be paid in the calendar year immediately following the year for which it is earned, no later than March 15 of such year.  In all events, Executive’s target Annual Bonus (the “Target Annual Bonus”) throughout the Employment Period will be not less than $150,000 per calendar year, with the actual amount of the Annual Bonus being determined in relation to the Target Annual Bonus in accordance with the terms of the Annual Bonus Program, which as of the Effective Date are as outlined on Exhibit A attached hereto.

(c)           Equity Plan.  In the event the Company adopts one or more equity plans or programs for its key executives during the Employment Period (each an “Equity Plan,” which as of the Effective Date includes the Company’s Long Term Incentive Plan), Executive shall be entitled to participate in the Equity Plan from and after the effective date thereof in accordance with the terms and conditions of the Equity Plan.

(d)           Other Benefits.  In addition to the foregoing, during the Employment Period:  (i) Executive shall be entitled to participate in savings, retirement, and fringe benefit plans, practices, policies and programs of the Company as in effect from time to time, including, but not limited to the Company’s 401(k) plan, on terms and conditions no less favorable than those applicable to peer executives (which for purposes of this Agreement shall mean the Company’s Executive Vice Presidents); (ii) Executive shall be entitled to four (4) weeks of annual vacation, to be taken in accordance with the Company’s vacation policy as in effect from time to time; (iii) the Company shall pay Executive’s annual cost of a country club membership (including without limitation monthly dues) in the Chicago metropolitan area, and (iv) Executive and Executive’s family shall be eligible for participation in, and shall receive all benefits under, group medical, disability and other welfare benefit plans, practices, policies and programs provided by the Company, as in effect from time to time, on the same terms and conditions as those applicable to peer executives.

(e)           Business Expenses.  Executive shall be reimbursed by the Company for those business expenses authorized by the Company and those for which are necessarily and reasonably incurred on behalf of the Company and which may be properly be deducted by the Company as business expenses for federal tax purposes.

4.             Termination of Employment.

(a)           Death or Disability.  In the event of Executive’s death during the Employment Period, Executive’s employment with the Company shall terminate automatically.  The Company, in its discretion, shall have the right to terminate Executive’s employment because of Executive’s Disability during the Employment Period.  For purposes of this Agreement, “Disability” shall mean physical or mental disability that renders Executive incapable of performing substantially all of the duties of his employment with the Company, as such employment exists on the date immediately prior to the commencement of such disability (the “Disability Effective Date”), which disability is likely to be permanent and continuing during the remainder of Executive’s lifetime.  The Company’s termination of Executive’s employment by reason of Executive’s Disability shall be communicated to Executive by written notice and shall be effective as of the Disability Effective Date.

(b)           By the Company.  In addition to termination by reason of Executive’s Disability, the Company may terminate Executive’s employment during the Employment Period for Cause or Performance Reasons.  As used in this Agreement, the term “Cause” means:

(i)            Executive knowingly and willfully engages in or manifests his intent to engage in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; or

(ii)           Executive engages in egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the Company, Executive’s credibility and reputation no longer conform to the standard of the Company’s executives.

As used in this Agreement, the term “Performance Reasons” means:

(i)            a material breach by Executive of the terms of this Agreement, or

(ii)           Executive’s gross misconduct or gross negligence in the performance of his duties.

(c)           Voluntary Termination by Executive.  Executive may voluntarily terminate his employment during the Employment Period (“Voluntary Termination”) by giving written notice thereof to the Company; provided, however, that if Executive terminates his employment for Good Reason as hereafter defined, such termination shall not be considered a Voluntary Termination by Executive, and instead Executive shall be treated as if he had been terminated by the Company pursuant to paragraph 5(d) below.  “Good Reason” means:

(i)            without the express written consent of Executive, (1) the assignment to Executive of duties inconsistent in any substantial respect with Executive’s position, authority or responsibilities within the Company, or (2) any other substantial adverse change in such position (including without limitation titles, authority or responsibilities) or significant reduction in Annual Base Salary or Annual Bonus;

(ii)           any failure by the Company to comply with any of the provisions of this Agreement, other than an insubstantial and inadvertent failure remedied by the Company promptly after receipt of notice thereof given by Executive; or

(iii)          the Company requires, or otherwise takes such action as would require, the Executive’s relocation.

(d)           Date of Termination.  The “Date of Termination” means (i) the date of Executive’s death, (ii) the Disability Effective Date, (iii) the effective date of termination of Executive’s employment by the Company for Cause or Performance Reasons, as set forth in a written notice from the Company, (iv) the date that notice of the Company’s termination of Executive’s employment for reasons other than for Cause, Performance Reasons, death or Disability is received by Executive, or (v) the date on which Executive gives the Company notice of Executive’s voluntary termination of employment or his termination of employment for Good Reason, as the case may be.

5.             Obligations of the Company upon Termination.

(a)           Obligations as of Date of Termination.  Upon the termination of Executive’s employment for any reason, then in addition to any other obligations of the Company pursuant to this Agreement, the Company shall pay Executive:

(i)            Executive’s Annual Base Salary for the period ending with the Date of Termination;

(ii)           payment for unused vacation days accrued for the year in which Executive’s termination occurs, as determined in accordance with the Company’s policy as in effect from time to time; and

(iii)          any other payments or benefits to be provided to Executive by the Company pursuant to any employee benefit plans or arrangements adopted by the Company, to the extent such amounts are due from the Company.

Except as may be otherwise provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring Executive to be treated as employed by the Company for purposes of any employee benefit plan following the Date of Termination.

(b)           Upon Termination by the Company for Cause or Performance Reasons, or by reason of Executive’s Death or Voluntary Termination.  If Executive’s employment in terminated (x) by the Company for Cause or due to Performance Reasons, or (y) by reason of Executive’s death or Voluntary Termination, then except as required by law or otherwise expressly provided in this Agreement or agreed to in writing between Executive and the Company, and except for the payments to be made pursuant to subparagraph 5(a) and any Salary Continuation Payments to be made as provided in paragraph 6(g), the Company shall have no obligation to make any payments or provide any benefits to Executive for periods after the Date of Termination.

(c)           Upon Termination by the Company by Reason of Executive’s Disability.  If Executive’s employment is terminated by reason of Executive’s Disability in accordance with paragraph 4(a) hereof, then in addition to the amounts to be paid pursuant to subparagraph 5(a), the Company shall pay to Executive or Executive’s legal representative, as applicable, for the duration of the Employment Period: (i) Executive’s Annual Base Salary at the rate in effect immediately preceding the Date of Termination, provided that any such payments made to Executive shall be reduced by the sum of the amounts, if any, payable to Executive under any disability benefit plans of the Company or under the Social Security disability insurance program, (ii) any earned and unpaid Annual Bonus for any calendar year ended prior to the Date of Termination and a prorated Target Annual Bonus for services rendered in the calendar year in which the Date of Termination occurs, and (iii) any other vested benefits to which Executive is entitled, in each case to the extent not yet paid.  The Annual Base Salary and Annual Bonus payments to be made hereunder shall be made as and when such amounts would be paid in accordance with paragraphs 3(a) and (b) above.

(d)           Upon Termination by the Company for Other Reasons.  If the Company terminates Executive’s employment for any reason other than those described in subparagraphs 5(b) or 5(c) above, then in addition to the amounts payable pursuant to subparagraph 5(a), the Company’s obligations to Executive shall be as follows:

(i)            During the sixty (60) month period following the Date of Termination, and except to the extent prohibited under the terms of any applicable insurance policy, Executive shall continue to be covered under the Company’s welfare benefit plans to the same extent and on the same terms as those benefits are provided to the Company’s active employees.

(ii)           The Company shall pay Executive an amount (“Severance Pay”) determined by subtracting (x) the aggregate amount of Salary Continuation Payments payable to Executive pursuant to subparagraph 6(g), from (y) the product determined by multiplying five times the sum of Executive’s current Annual Base Salary plus the amount of any Annual Bonus paid to Executive for the immediately preceding calendar year.  The Severance Pay shall be paid to Executive over a period of sixty (60) months commencing on the Date of Termination, as and when such amount would be paid in accordance with subparagraph 3(a) above as if such payments were payments of Annual Base Salary.

(iii)          The Company shall make Salary Continuation Payments to Executive as provided in subparagraph 6(g).

Notwithstanding anything to the contrary contained in this Agreement, the Company’s obligations to provide welfare benefits coverage and to make Severance Payments and Salary Continuation Payments to Executive as provided in this subparagraph 5(d) shall cease with respect to periods after the earlier to occur of the date of Executive’s death, the Disability Effective Date or the date, if any, of the breach by Executive of any of his obligations pursuant to paragraph 6.

(e)           Rights Regarding Life Insurance Policies.  In addition to any and all other rights that Executive may have pursuant to this Agreement upon Executive’s death, Disability or the termination of his employment with the Company, and notwithstanding anything to the contrary contained in this Agreement or in that certain Deferred Compensation Agreement dated as of August 1, 1999 by and between Executive and the Company’s predecessor in interest, APCOA/Standard Parking, Inc. (the “Deferred Compensation Agreement”):

(i)            If Executive dies (x) before attaining age 58 and while still employed by the Company, or (y) at any time prior to his acquiring ownership of one or more of the life insurance policies currently owned by the Company and identified on Exhibit B attached hereto (any one, a “Policy”, collectively, the “Policies”) pursuant to the provisions of subsections (iii), (iv) or (v) below of this subparagraph 5(e), then the Company shall pay to Executive’s designated beneficiary (or to his estate if there is no named beneficiary), an amount equal to the full death benefits payable under all of the Policies less an amount (the “Reduction Amount”) equal to the greater of (x) the Guaranteed Cash Value (as defined below) of the Policies immediately preceding Executive’s date of death, or (y) the aggregate amount of premiums or other sums paid by the Company in connection with the maintenance of the Policies from their respective issue dates.  The “Guaranteed Cash Value” of any Policy shall mean the present value, as of the last anniversary of that Policy for which premiums have been paid, of future benefits provided by the Policy, as such present value is determined in accordance with or as indicated in the table of values set forth in the Policy, less any outstanding loans and loan interest.

(ii)           If Executive dies (x) after attaining age 58 if Executive’s employment with the Company continues until he attains age 58, or (y) at any time subsequent to his acquiring ownership of any of the Policies pursuant to the provisions of subsections (iii), (iv) or (v) below of this subparagraph 5(e) (all such Policies so acquired by Executive being referred to collectively as the “Acquired Policies”), then the Company shall pay to Executive’s designated beneficiary (or to his estate if there is no named beneficiary), an amount equal to the full death benefits payable under all Policies other than the Acquired Policies, without application of any Reduction Amount.

(iii)          If Executive’s employment is terminated prior to his attaining age 55 for reasons other than Cause or Performance Reasons, Executive shall have the right to purchase from the Company any one or more of the Policies provided that (x) Executive gives written notice to the Company within 60 days following the Date of Termination of his intent to exercise such right of purchase, and (y) payment therefore (the “Payment”) is made to the Company within 120 days following the Date of Termination in an amount equal to the greater of (x) the then guaranteed cash value of all of the Policies being acquired by Executive, or (y) the aggregate amount of premiums or other sums paid by the Company in connection with the maintenance of the Policies being acquired by Executive from their respective dates of issue.  If requested in writing by Executive, the Company agrees to cooperate with Executive in borrowing against the cash value of the Policies being acquired by Executive in order to provide Executive with funds sufficient to make the Payment.  From and after the time of any such purchase by Executive, the Company shall have no further obligations of any kind with respect to or by reason of the Acquired Policies or the Deferred Compensation Agreement, whether regarding the payment of any amounts (premiums or deferred compensation or any other amounts) or otherwise.

(iv)          If Executive’s employment is terminated at any time by reason of Executive’s Disability, Executive may elect (x) to receive from the Company, at no direct cost to Executive, an unconditional assignment (the “Assignment”) of 100% of the Company’s ownership interest in any one or more of the Policies (the “Assignment Option”), or (y) to continue to have the Company maintain the Policies at no cost to Executive (the “Maintenance Option”).  Executive’s Assignment Option shall be exercised, if at all, by written notice (the “Exercise Notice”) given by Executive to, and received by, the Company not later than the first anniversary of the Date of Termination.  The Company shall execute and deliver the Assignment to Executive within thirty (30) days following the Company’s receipt of the Exercise Notice.  Unless and until the Company receives a timely Exercise Notice, Executive shall be deemed to have elected to pursue the Maintenance Option.  From and after the time of any Assignment, the Company shall have no further obligations of any kind with respect to or by reason of the Policies or the Deferred Compensation Agreement, whether regarding the payment of any amounts (premiums, deferred compensation or any other amounts) or otherwise.

(v)           If Executive’s employment is terminated at any time after Executive attains age 55 for reasons other than Cause or Performance Reasons, Executive may elect (x) the Assignment Option, or (y) the Maintenance Option, with the qualification that the cost of maintaining the Policies following the Date of Termination pursuant to the Maintenance Option shall be borne by Executive subject to the Company’s first paying the Contribution Amount as hereafter defined.  The “Contribution Amount” means the cost of maintaining the Policies for the equivalent number of years that Executive remains employed with the Company after age 55.  For example, if Executive remains employed with the Company until age 56, the Company will be responsible for paying the cost of maintaining the Policies for one additional year, or until Executive attains age 57.  For purposes of calculating the Contribution Amount, each year for which Executive receives Salary Continuation Payments pursuant to subparagraph 6(g) below shall be deemed a year that Executive remained employed with the Company.  Executive shall exercise the Assignment Option or the Maintenance Option in the same manner as provided in subparagraph 5(e)(iv) above.  From and after the time of any Assignment, the Company shall have no further obligations of any kind with respect to or by reason of the Policies or the Deferred Compensation Agreement, whether regarding the payment of any amounts (premiums, deferred compensation or any other amounts) or otherwise.

(f)            Certain Additional Rights of Executive.  If Executive’s employment with the Company terminates at any time after Executive has attained the age of 58, then unless the Company shall have terminated Executive’s employment for Cause, the Company agrees that from and after the date upon which Executive’s employment ends and continuing to and including the date on which Executive attains the age of 65:

(i)            the Company shall pay in a timely fashion all annual premiums due with respect to the Policies, without regard to whether Executive previously has exercised his rights to acquire any of the Policies pursuant to subparagraph 5(e) above, and

(ii)           the Company shall provide, and pay 100% of the cost of, medical and dental insurance coverage for Executive and his spouse at the same coverage levels that were in effect for them on the date on which Executive’s employment terminated.

Executive’s rights pursuant to this subparagraph 5(f) are in addition to any and all other rights that Executive may have pursuant to all other terms and provisions of this Agreement.

6.             Protection of Company Assets.

(a)           Trade Secret and Confidential Information.  Executive recognizes and acknowledges that the acquisition and operation of, and the providing of consulting services for, parking facilities is a unique enterprise and that there are relatively few firms engaged in these businesses in the primary areas in which the Parking Companies operates.  Executive further recognizes and acknowledges that as a result of his employment with the Parking Companies, Executive has had and will continue to have access to confidential information and trade secrets of the Parking Companies that constitute proprietary information that the Parking Companies are entitled to protect, which information constitutes special and unique assets of the Parking Companies, including without limitation (i) information relating to the Parking Companies’ manner and methods of doing business, including without limitation, strategies for negotiating leases and management agreements; (ii) the identity of the Parking Companies’ clients, customers, prospective clients and customers, lessors and locations, and the identity of any individuals or entities having an equity or other economic interest in any of the Parking Companies to the extent such identity has not otherwise been voluntarily disclosed by any of the Parking Companies; (iii) the specific confidential terms of management agreements, leases or other business agreements, including without limitation the duration of, and the fees, rent or other payments due thereunder; (iv) the identities of beneficiaries under land trusts; (v) the business, developments, activities or systems of the Parking Companies, including without limitation any marketing or customer service oriented programs in the development stages or not otherwise known to the general public; (vi) information concerning the business affairs of any individual or firm doing business with the Parking Companies; (vii) financial data and the operating expense structure pertaining to any parking facility owned, operated, leased or managed by the Parking Companies or for which the Parking Companies have or are providing consulting services; (viii) information pertaining to computer systems, including but not limited to computer software, used in the operation of the Parking Companies; and (ix) other confidential information and trade secrets relating to the operation of the Company’s business (the matters described in this sentence hereafter referred to as the “Trade Secret and Confidential Information”).

(b)           Customer Relationships.  Executive understands and acknowledges that the Company has expended significant resources over many years to identify, develop, and maintain its clients.  Executive additionally acknowledges that the Company’s clients have had continuous and long-standing relationships with the Company and that, as a result of these close, long-term relationships, the Company possesses significant knowledge of its clients and their needs.  Finally, Executive acknowledges Executive’s association and contact with these clients is derived solely from his employment with the Company.  Executive further acknowledges that the Company does business throughout the United States and that Executive personally has significant contact with the Company customers solely as a result of his relationship with the Company.

(c)           Confidentiality.  With respect to Trade Secret and Confidential Information, and except as may be required by the lawful order of a court of competent jurisdiction, Executive agrees that he shall:

(i)            hold all Trade Secret and Confidential Information in strict confidence and not publish or otherwise disclose any portion thereof to any person whatsoever except with the prior written consent of the Company;

(ii)           use all reasonable precautions to assure that the Trade Secret and Confidential Information are properly protected and kept from unauthorized persons;

(iii)          make no use of any Trade Secret and Confidential Information except as is required in the performance of his duties for the Company; and

(iv)          upon termination of his employment with the Company, whether voluntary or involuntary and regardless of the reason or cause, or upon the request of the Company, promptly return to the Company any and all documents, and other things relating to any Trade Secret and Confidential Information, all of which are and shall remain the sole property of the Company.  The term “documents” as used in the preceding sentence shall mean all forms of written or recorded information and shall include, without limitation, all accounts, budgets, compilations, computer records (including, but not limited to, computer programs, software, disks, diskettes or any other electronic or magnetic storage media), contracts, correspondence, data, diagrams, drawings, financial statements, memoranda, microfilm or microfiche, notes, notebooks, marketing or other plans, printed materials, records and reports, as well as any and all copies, reproductions or summaries thereof.

Notwithstanding the above, nothing contained herein shall restrict Executive from using, at any time after his termination of employment with the Company, information which is in the public domain or knowledge acquired during the course of his employment with the Company which is generally known to persons of his experience in other companies in the same industry.

(d)           Assignment of Intellectual Property Rights.  Executive agrees to assign to the Company any and all intellectual property rights including patents, trademarks, copyright and business plans or systems developed, authored or conceived by Executive while so employed and relating to the business of the Company, and Executive agrees to cooperate with the Company’s attorneys to perfect ownership rights thereof in the Company or any one or more of the Company. This agreement does not apply to an invention for which no equipment, supplies, facility or Trade Secret and Confidential Information of the Company was used and which was developed entirely on Executive’s own time, unless (i) the invention relates either to the business of the Company or to actual or demonstrably anticipated research or development of the Parking Companies, or (ii) the invention results from any work performed by Executive for the Parking Companies.

(e)           Inevitable Disclosure.  Based upon the Recitals to this Agreement and the representations Executive has made in paragraphs 6(a) and 6(b) above, Executive acknowledges that the Company’s business is highly competitive and that it derives significant value from both its Trade Secret and Confidential Information not being generally known in the marketplace and from their long-standing near-permanent customer relationships.  Based upon this acknowledgment and his acknowledgments in paragraphs 6(a) and 6(b), Executive further acknowledges that he inevitably would disclose the Company’s Trade Secret and Confidential Information, including trade secrets, should Executive serve as director, officer, manager, supervisor, consultant, independent contractor, owner of greater than 1% of the stock, representative, agent, or executive (where Executive’s duties as an employee would involve any level of strategic, advisory, technical, creative sales, or other similar input) for any person, partnership, joint venture, firm, corporation, or other enterprise which is a competitor of the Company engaged in providing parking facility management services because it would be impossible for Executive to serve in any of the above capacities for such a competitor of the Company without using or disclosing the Company’s Trade Secret and Confidential Information, including trade secrets.  The above acknowledgment concerning inevitable disclosure is a rebuttable presumption.  Executive may, in particular circumstances, rebut the presumption by proving by clear and convincing evidence that Executive would not inevitably disclose trade secret or confidential information were he to accept employment or otherwise act in a capacity that would arguably violate this Agreement

(f)            Non-Solicitation.  Executive agrees that while he is employed by the Company and for a period (the “Specified Period”) equal to (x) sixty (60) months after the Date of Termination if the Company is obligated to pay Executive Severance Pay in connection with the termination, or (y) eighteen (18) months) after the Date of Termination if the Company is not obligated to pay Executive Severance Pay in connection with the termination, Executive shall not, directly or indirectly:

(i)            without first obtaining the express written permission of the Company’s General Counsel which permission may be withheld solely in the Company’s discretion, directly or indirectly contact or solicit business from any client or customer of the Company with whom Executive had any contact or about whom Executive acquired any Trade Secret or Confidential Information during his employment with the Company or about whom Executive has acquired any information as a result of his employment with the Company.  Likewise, Executive shall not, without first obtaining the express written permission of the Company’s General Counsel which permission may be withheld solely in the Company’s discretion, directly or indirectly contact or solicit business from any person responsible for referring business to the Company or who regularly refers business to the Company with whom Executive had any contact or about whom Executive acquired any Trade Secret or Confidential Information during his employment with the Company or about whom Executive has acquired any information as a result of his employment with the Company.  Executive’s obligations set forth in this paragraph are in addition to those obligations and representations, including those regarding Trade Secret and Confidential Information and inevitable disclosure of the Trade Secret and Confidential Information of the Parking Companies set forth in this paragraph 6; or

(ii)           take any action to recruit or to directly or indirectly assist in the recruiting or solicitation for employment of any officer, employee or representative of the Parking Companies.

It is not the intention of the Company to interfere with the employment opportunities of former employees except in those situations, described above, in which such employment would conflict with the legitimate interests of the Company.  If Executive, after the termination of his employment hereunder, has any question regarding the applicability of the above provisions to a potential employment opportunity, Executive acknowledges that it is his responsibility to contact the Company so that the Company may inform Executive of its position with respect to such opportunity.

(g)           Salary Continuation Payments.  As additional consideration for the representation and restrictions contained in this paragraph 6, the Company agrees to make salary continuation payments to Executive as follows (collectively, the “Salary Continuation Payments”):

(i)            If Executive’s employment is terminated for any reason other than by the Company for Cause, the Salary Continuation Payments shall be an amount equal to the Annual Base Salary in effect as of the Date of Termination.

(ii)           If Executive’s employment is terminated by the Company for Cause, the Salary Continuation Payments shall be the total sum of One Hundred Thousand Dollars ($100,000).

The Salary Continuation Payments shall be payable in equal monthly installments over the Specified Period, as and when such amounts would be paid in accordance with paragraph 3(a) above as if said payments were payments of Annual Base Salary.  If Executive breaches this Agreement at any time during the Specified Period following the Date of Termination, the Company’s obligation to make any further Salary Continuation Payments shall immediately cease, and Executive shall immediately return to the Company all Salary Continuation Payments paid up to that time.  The termination of Salary Continuation Payments shall not waive any other rights at law or equity which the Company may have against Executive by virtue of his breach of this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, the Company shall have no obligation to make any Salary Continuation Payments with respect to periods after Executive’s death or Disability.

(h)           Remedies.  Executive acknowledges that the Company would be irreparably injured by a violation of the covenants of this paragraph 6 and agrees that the Company, or any one or more of the Parking Companies, in addition to any other remedies available to it or them for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining Executive from any actual or threatened breach of any of the provisions of this paragraph 6.  If a bond is required to be posted in order for the Company or any one or more of the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not exceed a nominal sum.  This paragraph shall be applicable regardless of the reason for Executive’s termination of employment, and independent of any alleged action or alleged breach of any provision hereby by the Company.  If at any time any of the provisions of this paragraph 6 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, area, scope of activity or otherwise, then this paragraph 6 shall be considered divisible (with the other provisions to remain in full force and effect) and the invalid or unenforceable provisions shall become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions, as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and Executive expressly agrees that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(i)            Attorneys’ Fees.  In the event of litigation in connection with or concerning the subject matter of this Agreement, the prevailing party shall be entitled to recover all costs and expenses of litigation incurred by it, including attorneys’ fees and, in the case of the Company, reasonable compensation for the services of its internal personnel.

7.             Incorporation of Recitals.  The Recitals set forth above are hereby incorporated as material terms of this Agreement.

8.             Severability.  The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

9.             Notices.  Any notice which any party shall be required or shall desire to serve upon the other shall be in writing and shall be delivered personally or sent by registered or certified mail, postage prepaid, or sent by facsimile or prepaid overnight courier, to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):

In the case of Executive to:	James A. Wilhelm 1439 W. Bonita Mount Prospect, IL 60056

In the case of the Company to:	Standard Parking Corporation 900 North Michigan Avenue Suite 1600 Chicago, Illinois 60611 Attention: General Counsel

10.           Applicable Law; Submission to Jurisdiction.  This Agreement shall be construed in accordance with the laws and decisions of the State of Illinois in the same manner applicable to contracts made and to be performed entirely within the State of Illinois and without regard to the conflict of law provisions thereof.  Executive and the Company agree to submit himself and itself, as applicable, to the non-exclusive general jurisdiction of any United States federal or Illinois state court sitting in Chicago, Illinois and appellate courts thereof, in any legal action or proceeding relating to this Agreement or Executive’s employment with the Company.

11.           Nonalienation.  The interests of Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of Executive or Executive’s beneficiary.

12.           Amendment.  This Agreement may be amended or cancelled only by mutual agreement of the parties in writing without the consent of any other person.

13.           Waiver of Breach.  No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provisions and conditions at the same or any prior or subsequent time.  The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

14.           Successors.  This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, of all or substantially all of the Company’s assets and business.  Executive’s duties hereunder are personal and may not be assigned.

15.           Entire Agreement.  Except as otherwise noted herein, this Agreement, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, either oral or in writing, if any, between the parties relating to the subject matter hereof.

16.           Acknowledgement by Executive.  Executive has read and fully understands the terms and conditions set forth herein, has had time to reflect on and consider the benefits and consequences of entering into this Agreement and has had the opportunity to review the terms hereof with an attorney or other representative, if he so chooses.  Executive has executed and delivered this Agreement as his free and voluntary act, after having determined that the provisions contained herein are of a material benefit to him, and that the duties and obligations imposed on him hereunder are fair and reasonable and will not prevent him from earning a livelihood following the Date of Termination.

17.           Compliance with Section 409A.  Payments under paragraphs 5 and 6 shall be paid or provided only at the time of a termination of Executive’s employment that constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended from time to time, and all regulations and guidance promulgated thereunder (collectively, the “Code”).  Further, if Executive is a “specified employee” as such term is defined under Section 409A of the Code, any payments described in paragraph 5 or paragraph 6 shall be delayed for a period of six (6) months following Executive’s separation from service to the extent and up to an amount necessary to ensure such payments are not subject to the penalties and interest under Section 409A of the Code, and shall thereafter be paid for the duration set forth in paragraph 5 or paragraph 6.

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the day and year first written above.

STANDARD PARKING CORPORATION,		EXECUTIVE:
a Delaware corporation

By:	/s/ Michael K. Wolf	/s/ James A. Wilhelm
	Michael K. Wolf	James A. Wilhelm
Executive Vice President and Chief Administrative Officer

Exhibit A

Annual Bonus Program Structure

Target Annual Bonus:  $150,000

Performance measured against budgeted Pre-Tax Net Income (“PTNI”)

% of Budgeted PTNI Achieved	% of Target Annual Bonus Earned	$ Annual Bonus Earned

80% or less	0%	$	- 0 -

Each incremental 1%	+5%

90%	50%		$75,000

Each incremental 1%	+5%

100%	100%		$150,000

Each incremental 1%	+4%

110%	140%		$210,000

Each incremental 1%	+3%

125% or more	185%		$277,500

Exhibit B

Life Insurance Policies

Insured	Insurer	Policy #	Face Amount(1)

James A. Wilhelm	Guardian Life	3060461	$100,000

James A. Wilhelm	Guardian Life	3322652	$50,000

James A. Wilhelm	Guardian Life	3515527	$140,000

James A. Wilhelm	Guardian Life	4024974	$100,000

James A. Wilhelm	Guardian Life	5238230	$425,000

(1)  The “Face Amount” is listed for identification purposes only.  It is acknowledged that the amount of the actual Death Benefits payable under any given policy may be greater than the designated Face Amount, and that the Death Benefits so payable are not intended to be limited or constrained in any way by reason of the above Face Amount listing.